Exhibit 99.1

Gaming Partners International Reports Financial Results
for the First  Quarter of 2011

Las Vegas, Nevada, May 12, 2011 – Gaming Partners International Corporation (Nasdaq: GPIC), a leading worldwide provider of casino currency and table gaming equipment, today announced financial results for the first quarter ended March 31, 2011.

For the first quarter of 2011, the Company posted revenues of $17.8 million and net income of $1.7 million, or $0.21 per basic and diluted share. These results compare to revenues of $10.9 million and net income of $37,000, or $0.00 per basic and diluted share, for the first quarter of 2010. Gross profit for the quarter was $6.3 million, or 35% of revenues, compared to $3.7 million, or 34% of revenues, for the first quarter of 2010.

The primary reason for the significant increase in first quarter 2011 net income was comparably higher sales of chips to casinos in Macau.

The Company ended the quarter with $30.8 million in cash, cash equivalents and marketable securities, as well as $7.1 million in debt.

“We are pleased with our strong first quarter results, due to delivery of a significant chip order for the pending Galaxy Macau casino opening,” commented Greg Gronau, GPIC President and Chief Executive Officer.  “Given projected casino openings and our sales backlog for 2011, revenues and earnings in the next three quarters may not reach the same levels that we saw in the first quarter.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bud Jones®, and Bourgogne et Grasset®, GPIC provides casino currency such as chips, plaques and jetons; casino tables, furniture and accessories; table layouts; playing cards; precision dice;  roulette wheels; and gaming-related RFID technology and applications.  Headquartered in Las Vegas, Nevada, GPIC has additional locations in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R. China.  For additional information, please visit www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; and the long term potential of the RFID gaming chips market and the ability of GPIC to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gerald W. Koslow, Chief Financial Officer
+1.702.384.2425
jkoslow@gpigaming.com

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GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
 (unaudited)
(in thousands, except share amounts)

	March 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$10,298	$11,400
Marketable securities	20,489	18,350
Accounts receivable, net	8,567	6,838
Inventories	7,713	7,160
Prepaid expenses	736	790
Deferred income tax asset	490	949
Other current assets	1,249	1,578
Total current assets	49,542	47,065
Property and equipment, net	12,151	11,926
Intangibles, net	730	782
Deferred income tax asset	1,525	1,108
Inventories, non-current	478	496
Other assets, net	451	430
Total assets	$64,877	$61,807

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term debt	$7,119	$6,696
Accounts payable	2,834	3,216
Accrued liabilities	6,666	6,204
Customer deposits	3,164	3,919
Income taxes payable	728	273
Total current liabilities	20,511	20,308
Long-term debt	28	32
Deferred income tax liability	542	491
Other liabilities	44	41
Total liabilities	21,125	20,872
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued or outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,199,016 issued and outstanding	82	82
Additional paid-in capital	19,254	19,196
Treasury stock, at cost; 8,061 shares	(196)	(196)
Retained earnings	21,998	20,269
Accumulated other comprehensive income	2,614	1,584
Total stockholders' equity	43,752	40,935
Total liabilities and stockholders' equity	$64,877	$61,807

GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Revenues	$17,821	$10,945
Cost of revenues	11,569	7,274
Gross profit	6,252	3,671

Marketing and sales	1,198	1,086
General and administrative	2,552	2,594
Operating income (loss)	2,502	(9)
Other income and (expense)	110	63
Income before income taxes	2,612	54
Income tax provision	883	17
Net income	$1,729	$37

Earnings per share:
Basic	$0.21	$0.00
Diluted	$0.21	$0.00
Weighted-average shares of common stock outstanding:
Basic	8,199	8,199
Diluted	8,220	8,203